Exhibit 2.9

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.  If you are in any doubt as to the action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, solicitor, accountant or other independent financial adviser, duly authorised under the Financial Services and Markets Act 2000 or from an appropriately authorised independent financial adviser if you are taking advice in a territory outside of the United Kingdom.

If you have sold or transferred all your Bonds, please send this document as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected for onward transmission to the purchaser or transferee.  Your attention is drawn to the letter from the Chairman of lastminute.com in Part I of this document.

Notice of the Bondholder Meeting to be held at 11:30 a.m. on 29 June, 2005 at Arundel House, 13-15 Arundel Street, London, WC2R 3DX for the purpose of considering and, if thought fit, passing the Bondholder Resolution is set out in Part VI of this document.

The quorum required to pass the Bondholder Resolution is two or more persons present who together represent 75 per cent. of the principal amount of the Bonds for the time being outstanding.  If Bondholders either present or appropriately represented at the Bondholder Meeting are insufficient to form a quorum, the Bondholder Resolution cannot be formally considered at the Bondholder Meeting.  Bondholders are therefore encouraged to appoint a representative to attend the Bondholder Meeting (in the manner described in this document) as soon as possible.  If the Meeting is inquorate, it may be adjourned and the quorum for such an adjourned meeting is two or more persons who together represent 50 per cent. of the principal amount of the Bonds for the time being outstanding.

lastminute.com plc
€102,582,000 6.00 per cent. Convertible Bonds due 2008

Proposal for the early redemption
of the Bonds

And

Notice of Bondholder Meeting
to be held at 11:30 a.m.
on 29 June, 2005

Copies of this Circular may be obtained from the following:

•                                          Euroclear and Clearstream (Euroclear and Clearstream account holders may download copies from the Euroclear and Clearstream websites);

•                                          lastminute.com, 39 Victoria Street, London SW1H 0EE; and

•                                          Herbert Smith LLP, Exchange House, Primrose Street, London EC2A 2HS,

during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) until the close of the Bondholder Meeting and will also be available for inspection at the place of the Meeting for at least 15 minutes prior to, and during, the Meeting.

Persons holding an interest in the Global Bond who wish to have their voting preferences taken into account at the Bondholder Meeting should inform Euroclear or Clearstream, as appropriate, of their voting preferences by no later than 10:00 a.m. on 24 June, 2005.  Further details on the procedures for attending and voting at the Bondholder Meeting are set out in the Notice in Part VI of this document.

Merrill Lynch is acting exclusively for lastminute.com and for no-one else in connection with the Acquisition and will not be responsible to anyone other than lastminute.com for providing the protections afforded to clients of Merrill Lynch or for providing advice relating to the Acquisition or the proposal to Bondholders made herein.

UBS is acting exclusively for lastminute.com and for no-one else in connection with the Acquisition and will not be responsible to anyone other than lastminute.com for providing the protections afforded to clients of UBS or for providing advice relating to the Acquisition or the proposal to Bondholders made herein.

JPMorgan Cazenove Limited is acting exclusively for lastminute.com and for no-one else in connection with the Acquisition and will not be responsible to anyone other than lastminute.com for providing the protections afforded to clients of JPMorgan Cazenove Limited or for providing advice relating to the Acquisition or the proposal to Bondholders made herein.

Morgan Stanley & Co. International Limited is acting exclusively for Travelocity Europe, Sabre and Sabre Holdings Corporation and for no-one else in connection with the Acquisition and will not be responsible to anyone other than Travelocity Europe, Sabre and Sabre Holdings Corporation for providing the protections afforded to clients of Morgan Stanley & Co. International Limited or for providing advice relating to the Acquisition or the proposal to Bondholders made herein.

1

EXPECTED TIMETABLE

Latest time for beneficial owners of Bonds to provide to Euroclear or Clearstream details of your voting preferences in respect of the Bondholder Resolution	10:00 a.m. on 24 June, 2005

Latest time for the holder of the Global Bond to require a Paying and Conversion Agent to issue a voting certificate or a block voting instruction in respect of the Bondholder Resolution	11:30 a.m. on 27 June, 2005

Latest time for block voting instruction to be deposited at the registered office of lastminute.com	11:30 a.m. on 28 June, 2005

Date and time of Bondholder Meeting	11:30 a.m. on 29 June, 2005

Effective Date of Scheme	20 July, 2005 (1)

Proposed Redemption Date of Bonds and despatch of cash entitlements to the Paying and Conversion Agent	3 August, 2005 (2)

The Bonds are admitted to trading on the London Stock Exchange’s market for listed securities.  The ISIN for the Bonds is XS0176243185.

All references to times of the day in this document are to London time unless otherwise stated.

(1) This date is indicative only and will depend, among other things, on the date on which the Court sanctions the Scheme.

(2) This date will be 14 days after the Scheme Effective Date and is therefore indicative only and will depend, among other things, on the date on which the Court sanctions the Scheme.

PART I
LETTER FROM THE CHAIRMAN OF LASTMINUTE.COM

Directors:	Registered office:

Brian Collie (Chairman)
Brent Hoberman (Chief Executive Officer)
Ian McCaig (Chief Operating Officer)
Alan Barber (Non-Executive Director)
Sven Boinet (Non-Executive Director)
Bob Collier (Non-Executive Director)
Martha Lane Fox (Non-Executive Director)
Agnès Touraine (Non-Executive Director)

39 Victoria Street London SW1H OEE Registered in England and Wales with number 03852152

6 June, 2005

Dear Bondholders

Proposal for early redemption of the Bonds

1.                                      Introduction

On 12 May, 2005, Sabre and lastminute.com announced that they had reached agreement on the terms of a recommended cash acquisition of lastminute.com for 165 pence per Ordinary Share to be effected by means of a scheme of arrangement under section 425 of the Companies Act.  The Acquisition will be made by Travelocity Europe, a private limited liability company wholly owned indirectly by Sabre and established for the purpose of the Acquisition.

Subject to the Scheme becoming effective (or, if the Scheme does not become effective, subject to a member of the Sabre Group becoming entitled to exercise rights under section 429 of the Companies Act 1985 in respect of Ordinary Shares pursuant to any takeover offer for lastminute.com by such company) Travelocity Europe and lastminute.com propose the early redemption of the Bonds for cash.  The proposal requires a modification of the terms and conditions of the Bonds which in turn requires Bondholders to approve the Bondholder Resolution.

The purpose of this document is to provide you with information on the Acquisition and the proposal to redeem your Bonds early (subject as aforesaid) and to notify you of the Bondholder Meeting at which your approval of the Bondholder Resolution is sought.

2.                                      Summary of terms of the Acquisition

It is intended that the Acquisition will be effected by way of a scheme of arrangement of lastminute.com under section 425 of the Companies Act.  Full details of the Acquisition and the Scheme are set out in the Scheme Document.  If the Scheme becomes effective, Shareholders will receive:

for each Ordinary Share under the Scheme	165 pence in cash

Under the Implementation Agreement, Travelocity Europe has reserved the right to effect the Acquisition by means of a takeover offer for lastminute.com and has undertaken to do so if the Scheme is not sanctioned by the Court following approval by Shareholders.  Rule 15 of the Code requires Sabre to make an appropriate offer for the Bonds to ensure Bondholders’ interests are safeguarded under the Acquisition.  Pursuant to the Implementation Agreement, lastminute.com has undertaken to convene the Bondholder Meeting.

3.                                      Effect of the Scheme or takeover offer on Bondholders

The Bonds are not subject to the Scheme.

lastminute.com proposes to amend its Articles of Association so that (subject to the Scheme becoming effective) the Scheme would extend to any Ordinary Shares issued before 6:00 p.m. on the day immediately preceding the Hearing Date.  The Scheme will not extend to Ordinary Shares issued after that time.

Accordingly, Bondholders may convert their Bonds into Ordinary Shares in accordance with the terms of the Bonds, and any Ordinary Shares so issued at any time prior to 6:00 p.m. on the day immediately preceding the Hearing Date, will be subject to the Scheme.

lastminute.com also proposes to amend its Articles of Association so that any Ordinary Shares issued to any person other than a member of the Sabre Group after 6:00 p.m. on the day immediately preceding the Hearing Date would automatically be transferred to Travelocity Europe for cash consideration on the same terms as under the Scheme (being 165 pence per Ordinary Share) or, if the Scheme does not become effective and a member of the Sabre Group becomes entitled to exercise rights under section 429 of the Companies Act 1985 in respect of Ordinary Shares pursuant to any takeover offer for lastminute.com by such company, on the same terms as under that offer.  This will avoid any person (other than a member of the Sabre Group) being left with lastminute.com Ordinary Shares after the Relevant Date.

It is anticipated that the listing of the Ordinary Shares will be cancelled and they will be withdrawn from trading on the Scheme Effective Date (if the Scheme becomes effective) or, if any member of the Sabre Group makes a takeover offer for lastminute.com which becomes wholly unconditional, following such offer becoming wholly unconditional.

4.                                      Proposal in respect of the Bonds

lastminute.com proposes, with effect from the Redemption Date and subject to the Scheme becoming effective (or, if the Scheme does not become effective but any member of the Sabre Group becomes entitled to exercise rights under section 429 of the Companies Act in respect of Ordinary Shares pursuant to any takeover offer for lastminute.com by such company, such member of the Sabre Group becoming so entitled), to redeem your Bonds for cash so that Bondholders will receive:

for each €1,000 principal amount of Bonds	The Early Redemption Amount
(and all unmatured coupons in respect thereto)

The Early Redemption Amount will be calculated on a price/yield formula to reflect the discount rate based on the relevant euro swap rate plus 50 basis points, as described in detail in Part III of this document.  This amount includes accrued interest to the Redemption Date. On this basis, at the close of business on 3 June, 2005 (being the latest practicable date prior to the posting of this document), and assuming a settlement date of 3 August, 2005, this proposal represents:

•                  a price (including accrued interest) of €1,114.29 for each €1,000 of principal amount (and all unmatured coupons in respect thereto), comprising:

•                       the principal amount (€ 1,000), plus

•                       a premium of € 90.81, plus

•                       accrued interest of € 23.48; and

•                  a premium of approximately 9.08 per cent. over the par value of the Bonds (in addition to which, the Early Redemption Amount will include an amount in respect of accrued interest to the Redemption Date.  No accrued interest will be paid otherwise in respect of the Bonds).

The current conversion price of the Bonds is 364.5 pence.  However, the terms and conditions of the Bonds provide that if an offer is made, or a scheme of arrangement (other than a scheme for restructuring purposes and not involving a change in the ultimate control of lastminute.com) is proposed to all (or as nearly as may be practicable all) Shareholders to acquire all or a majority of the Ordinary Shares, the conversion price of the Bonds is adjusted to 310 pence for Bonds that are converted in the 60 day period following the date on which, in the case of such a scheme of arrangement, the scheme becomes effective.  Since the current conversion price, and the adjusted conversion price, are both substantially higher than the price of 165 pence per Ordinary Share offered pursuant to the terms of the Acquisition, a Bondholder will receive significantly greater consideration if he accepts this proposal than he would do if he elected to convert his Bonds into Ordinary Shares now or after the Relevant Date.  No member of the Sabre Group proposes to guarantee the Bonds on an on-going basis.

5.                                     Modification of the terms and conditions of the Bonds

If you wish to accept the above proposal, the terms and conditions of the Bonds will need to be modified.  The proposed modifications to the terms of the Bonds will only take effect if the Scheme becomes effective (or, if the Scheme does not become effective, if any member of the Sabre Group becomes entitled to exercise rights under section 429 of the Companies Act in respect of Ordinary Shares pursuant to any takeover offer for lastminute.com by such company).  A summary of the proposed modifications to the terms and conditions of the Bonds is set out in Part II of this document.

The proposed modifications to the terms and conditions of the Bonds require the Bondholders to pass the Bondholder Resolution.  If such resolution is passed, the Trustee will enter into the Supplemental Trust Deed to give effect to the modifications.

6.                                     The Bondholder Meeting and the Bondholder Resolution

Set out in Part VI of this document is a Notice convening the Bondholder Meeting to be held at 11:30 a.m. on 29 June, 2005 at Arundel House, 13-15 Arundel Street, London, WC2R 3DX.  The purpose of the Bondholder Meeting is for Bondholders to consider and, if thought fit, pass the

Bondholder Resolution.

The quorum for the Bondholder Meeting is two or more persons holding or representing not less than 75 per cent. In principal amount of the Bonds for the time being outstanding.  If Bondholders representing 75 per cent. In principal amount of the Bonds for the time being outstanding are not represented at such meeting and the meeting has to be adjourned, the quorum for any subsequent meeting to consider the proposal will be two or more persons holding or representing not less than 50 per cent. In principal amount of the Bonds for the time being outstanding.

If Bondholders either present or appropriately represented at the Bondholder Meeting are insufficient to form a quorum, the Bondholder Resolution cannot be formally considered at the Bondholder Meeting.  Bondholders are therefore encouraged to appoint a representative to attend the Bondholder Meeting as soon as possible.

If the Bondholder Meeting is adjourned, the positions of those persons with beneficial interests in the Global Bond and who have submitted voting instructions will remain blocked to the order of  the Paying and Conversion Agent, JPMorgan Chase Bank, N.A., until the conclusion of the adjourned meeting (in accordance with the procedures of the relevant clearing system).  If a person with a beneficial interest in the Global Bond wishes to unblock his position, he should do so in accordance with the procedures of the relevant clearing system.

The Bondholder Resolution must be passed by a majority of at least 75 per cent. of the votes cast and, if so passed, will be binding on all Bondholders irrespective of whether they voted in favour of the Bondholder Resolution.

The results of voting at the Bondholder Meeting will be publicly announced and will be notified to Bondholders by delivery, within two Business Days of such results being known, of a notice to Euroclear and Clearstream for communication to Bondholders.

7.                                     Action to be taken

The Bonds are currently held in global form, being represented by the Global Bond held by JPMorgan Chase Bank, N.A. as common depositary for Euroclear and Clearstream.  The following information applies to holders of beneficial interests in the Global Bond.  Further details may be found in the Notice of the Bondholder Meeting in Part VI of this document.

If you wish to vote on the Bondholder Resolution, then you must provide Euroclear or Clearstream, as applicable, with details of your voting wishes by no later than 10:00 a.m. on 24 June, 2005.

8.                                     Settlement and cancellation

Payment of the redemption price will be made on the Redemption Date to the holder of the Global Bond, against presentation and surrender of the Global Bond, at the specified office of the Paying and Conversion Agent, by Euro denominated cheque drawn on, or by transfer to a Euro bank account maintained by the payee with, a bank in a city where banks have access to the TARGET System.  Holders of beneficial interests in the Global Bond will receive their entitlements in accordance with the procedures of the relevant clearing systems.

9.                                     Taxation

If you are in any doubt about your tax position, you are strongly advised to consult an appropriate professional independent financial adviser immediately.

10.                              Role of Trustee

In accordance with normal practice, the Trustee does not express any opinion on the merits of the above proposal (including the proposed modification of the terms and conditions of the Bonds) or the matters contained in the Bondholder Resolution but has authorised it to be stated that, on the basis of the information set out herein, it has no objection to the Bondholder Resolution being submitted to Bondholders for their consideration.

11.                               Board’s View

The Board, which has been so advised by Merrill Lynch and UBS, considers the terms of the proposal to Bondholders set out in this document to be fair and reasonable to Bondholders.  In providing advice to the Board, Merrill Lynch and UBS have taken account of the commercial assessments of the Board.

12.                               Documents available for inspection

Copies of the Scheme Document, the Paying and Conversion Agency Agreement, the Trust Deed and the draft of the proposed Supplemental Trust Deed will be available for inspection at the offices of Herbert Smith LLP, Exchange House, Primrose Street, London, EC2A 2HS during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) up to and including the date of the Bondholder Meeting, and will also be available for inspection at the place of the Bondholder Meeting for at least 15 minutes prior to, and during, the Bondholder Meeting.

Yours sincerely,

/s/ Brian Collie
Brian Collie
Chairman

PART II
MODIFICATION TO THE TERMS AND CONDITIONS OF THE BONDS

A summary of the proposed modifications to the terms and conditions of the Bonds is set out in this Part II.  The summary should be read in conjunction with the detailed provisions of the Trust Deed and the proposed terms of the Supplemental Trust Deed, to which Bondholders should refer when considering the legal effect and the commentary on the consequences of the proposed Bondholder Resolution.

The Scheme Document, the Trust Deed, the Paying and Conversion Agency Agreement and the draft Supplemental Trust Deed will be available for inspection at the offices of Herbert Smith LLP, Exchange House, Primrose Street, London, EC2A 2HS during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) up to and including the date of the Bondholder Meeting, and will also be available for inspection at the place of the Bondholder Meeting for at least 15 minutes prior to, and during, the Bondholder Meeting.

The explanation below sets out the proposed amendments to the Trust Deed by way of a Supplemental Trust Deed (the amendments are set out in full in the Notice in Part VI of this document):-

1.                                      Mandatory redemption of Bonds on the Redemption Date

Subject to and with effect from the Redemption Date, the total principal amount of the Bonds for the time being outstanding together with all unmatured Coupons attached to such Bonds will be redeemed at the following amount:

for each €1,000 principal amount of Bonds	The Early Redemption Amount
(and all unmatured coupons in respect thereto)

It is proposed to insert a new mandatory redemption clause as Condition 7(b)(A) of the Bonds.

2.                                      Payment Mechanism

A new clause is proposed to be inserted as Condition 8(a) of the Bonds to provide for payment of the redemption price, against presentation and surrender of Global Bond, at the specified office of a Paying and Conversion Agent.  Payment will be made to the holder of the Global Bond by Euro denominated cheque drawn on, or by transfer to a Euro bank account maintained by the payee with, a bank in a city where banks have access to the TARGET System.

3.                                     Modification of certain Undertakings

(A)                               Condition 11(b)

Condition 11 (b) of the Bonds contains an undertaking by lastminute.com not to issue or pay up any shares by capitalising profits or reserves, other than to existing holders of Ordinary Shares and in certain other specified circumstances.

Under the Scheme, the authorised share capital of lastminute.com would be reduced by the cancellation of certain of its Ordinary Shares.  The reserve arising on such cancellation would then be used to pay up in full new Ordinary Shares which would be issued to Travelocity

Europe.

In order to permit the capitalisation of this reserve, it is proposed to insert a new Condition 11(b)(D) which expressly excludes the issue of new Ordinary Shares pursuant to the Scheme from the undertaking contained in Condition 11 (b) of the Bonds.

Under the Implementation Agreement, Travelocity Europe may, in any event, require lastminute.com to designate some or all of the Scheme Shares as Transfer Shares for the purposes of the Scheme, thereby avoiding any need to reduce the share capital of lastminute.com and any consequent need to issue Ordinary Shares out of the reserve arising on such cancellation.

(B)                               Condition 6(b)(ii)

Condition 6(b) of the Bonds provides that, subject to certain exceptions, if lastminute.com issues any new Ordinary Shares to holders credited as fully paid by way of capitalisation of profits or reserves, the conversion price of the Bonds will be adjusted.

Travelocity Europe may become a holder of Ordinary Shares prior to the Hearing Date (though it is not obliged to become so).  Should Travelocity Europe acquire any Ordinary Shares, the undertaking in Condition 11(b) will not prevent the issue to it of new shares out of the reserve arising on cancellation of the existing Ordinary Shares.  However, upon the capitalisation of that reserve, the Conversion Price would be adjusted under Condition 6(b) in a manner which would produce an unintended result.  It is therefore proposed that the issue of new Ordinary Shares under the Scheme be excluded from the adjustment mechanism contained in Condition 6(b) in these circumstances.

PART III

FORMULA TO DETERMINE THE EARLY REDEMPTION AMOUNT
PAYABLE IN RESPECT OF THE BONDS

“Early Redemption Amount” =

Where:

YLD = Early Redemption Yield expressed as a decimal rounded to three decimal places. The “Early Redemption Yield” will consist of the sum of (i) the arithmetic average of three mid-market quotation levels of the euro swap rate to 12 September, 2008 at 3:00 p.m. on the date on which the Bondholder Resolution is passed, provided by three independent banks active in the euro interest rate market, selected by Sabre Holdings Corporation and approved by lastminute.com and the Trustee, expressed on an annual, actual/actual basis, compounded semi-annually; and (ii) 50 basis points;

CPN = The rate of interest payable on the Bonds expressed as a decimal;

N = The number of semi-annual interest payments with respect to the Bonds from (but not including) the Redemption Date up to and including 12 September, 2008;

S = The number of days from and including the Interest Payment Date (as defined in the Trust Deed) immediately preceding the Redemption Date up to (but excluding) the Redemption Date;

DC = The number of days from and including the Interest Payment Date immediately preceding the Redemption Date up to (but excluding) the Interest Payment Date immediately following the Redemption Date;

P = principal amount of a single unit of the Bonds, i.e. €1,000;

 = Summate. The term in the brackets to the right of the summation symbol is separately calculated “N” times (substituting for “K” in that term each whole number between 1 and N, inclusive), and the separate calculations are then added; and

The Early Redemption Amount includes accrued interest, and no further accrued interest will be paid on the Bonds.

Hypothetical Example

The following is a hypothetical illustration of the Early Redemption Amount for the Bonds, which is based on hypothetical data only and should therefore be used solely for the purpose of obtaining an understanding of the calculation of the Early Redemption Amount, and should not be used or relied upon for any other purpose.

Coupon:	6.00 per cent.

Redemption Date:	12 September, 2008

Principal Amount:	€1,000.00

Settlement Date:	3 August, 2005

YLD:	2.922 per cent.

N:	7

S:	144

DC:	184

Illustrative Early Redemption Amount:  €1,114.29

Illustrative Early Redemption Amount excluding accrued interest: €1,090.81

PART IV
ADDITIONAL INFORMATION

1.                                      Directors’ interests

At the close of business on 3 June, 2005 (being the latest practicable date prior to the posting of this document) none of the directors of lastminute.com, nor any member of their immediate families or related trusts, had any interests in the Bonds.

2.                                      Responsibility

2.1                                 The directors of lastminute.com, whose names are set out in paragraph 3.1 below,                                                 accept responsibility for the information contained in this document, save as mentioned                                      in paragraph 2.2 below.  Subject as aforesaid, to the best of the knowledge and belief of                                                the directors of lastminute.com (who have taken all reasonable care to ensure that such                  is the case), the information contained in this document for which they are responsible,                                             is in accordance with the facts and does not omit anything likely to affect the import of                                                such information.

2.2                                 The directors of Travelocity Europe and the directors of Sabre whose names are set out in   paragraphs 3.2 and 3.3 below respectively, accept responsibility for the information                           contained in this document relating to the Sabre Group, the directors of Travelocity                                                Europe and Sabre.  To the best of the knowledge and belief of the directors of                    Travelocity Europe and the directors of Sabre (who have taken all reasonable care to                   ensure such is the case), the information contained in this document for which they are                  responsible, is in accordance with the facts and does not omit anything likely to affect       the import of such information.

3.                                      Directors

3.1                                 lastminute.com

The current directors of lastminute.com and their respective positions with lastminute.com are:

Name	Role
Brian Collie	Chairman
Brent Hoberman	Chief Executive Officer
Ian McCaig	Chief Operating Officer
Alan Barber	Non-Executive Director
Sven Boinet	Non-Executive Director
Bob Collier	Non-Executive Director
Martha Lane Fox	Non-Executive Director
Agnès Touraine	Non-Executive Director

The business address of each director of lastminute.com is 39 Victoria Street, London SW1H 0EE, United Kingdom, which is also the registered office of lastminute.com.

3.2                                 Travelocity Europe

The current directors of Travelocity Europe and their respective positions with Travelocity Europe are:

Name	Role
Michael S. Gilliland	Director
Jeffery Jackson	Director
Michelle Peluso	Director
Eric Speck	Director
David Schwarte	Director

The business address of each of the directors of Travelocity Europe is 23-59 Staines Road, Hounslow, Middlesex TW3 3HE, United Kingdom which is also the registered office of Travelocity Europe.

Travelocity Europe was incorporated on 10 May, 2005 with registered number 5448223 in England and Wales.  Other than in connection with the Acquisition, Travelocity Europe has not traded since its incorporation nor has it entered into any material obligations.  The authorised share capital of Travelocity Europe is £100 divided into 100 shares of £1 each.  The registered shareholder of Travelocity Europe at the date of this document is Travelocity Holdings Inc., an indirect subsidiary of Sabre.

3.3                                 Sabre

The current directors of Sabre and their respective positions with Sabre are:

Name	Role
Michael S. Gilliland	Chairman, President and Chief Executive Officer
Jeffery Jackson	Executive Vice President and Chief Financial Officer
Eric Speck	Executive Vice President and Chief Marketing Officer

The business address of each of the directors of Sabre is 3150 Sabre Drive, Southlake, Texas, United States which is also the principal address of Sabre.  The registered address of Sabre is 2711 Centreville Road, Suite 400, Wilmington, Delaware, 19808, United States.

4.                                      Consent

4.1                                 Merrill Lynch has given and not withdrawn its consent to the issue of this document with the inclusion of the references to its name in the form and context in which it appears.

4.2                                 UBS has given and not withdrawn its consent to the issue of this document with the inclusion of the references to its name in the form and context in which it appears.

4.3                                 JPMorgan Cazenove Limited has given and not withdrawn its consent to the issue of this document with the inclusion of the references to its name in the form and context in which it appears.

4.4                                 Morgan Stanley & Co. International Limited has given and not withdrawn its consent to the issue of this document with the inclusion of the references to its name in the form and context in which it appears.

5.                                      Historic prices

Market values for the Bonds on the first dealing day in each of the six months before the date of this document and on 3 June, 2005 (being the latest practicable date prior to the publication of this document) are not available for inclusion in the document, as the prices for the Bonds are not quoted on the London Stock Exchange.

PART V

DEFINITIONS

“Acquisition”	the acquisition of lastminute.com by Travelocity Europe;

“Board”	the board of directors of lastminute.com;

“Bonds”	the €102,582,000 6 per cent. Convertible bonds due 2008 issued by lastminute.com and “Bond” shall mean any €1,000 unit of them;

“Bondholder(s)”	holder(s) of the Bond(s);

“Bondholder Meeting” or “Meeting”

the meeting of Bondholders to be held at 11:30 a.m. on 29 June, 2005 at Arundel House, 13-15 Arundel Street, London, WC2R 3DX for the purpose of considering and, if thought fit, passing the Bondholder Resolution (and where the context permits) any adjournment of such meeting;

“Bondholder Resolution”

the Extraordinary Resolution to be put to Bondholders at the Bondholder Meeting seeking, inter alia, approval to the early redemption of the Bonds for cash with effect from and subject to the Redemption Date, and the amendment of certain Conditions as set out in full in the Notice;

“Business Day”	any day other than a Saturday, Sunday or public holiday on which banks are generally open for business in London other than solely for trading and settlement in Euro;

“Clearstream”	Clearstream Banking, société anonyme;

“Code”	the City Code on Takeovers and Mergers;

“Companies Act”	the Companies Act 1985, as amended;

“Conditions”

the terms and conditions set out in Schedule 1 of the Trust Deed as from time to time modified in accordance with the Trust Deed and, with respect to any Bonds represented by the Global Bond, as modified by the provisions of the Global Bond;

“Court”	the High Court of Justice in England and Wales;

“Early Redemption Amount”	the consideration to be paid per €1,000 principal amount per Bond, being the amount calculated by applying the formula set out in Part III of this document, rounded to the nearest euro cent, with five one-thousands of a euro to be taken as a full euro cent;

“Euroclear”	Euroclear Bank S.A./N.V. as operator of the Euroclear System;

“Extraordinary Resolution”	a resolution required to be passed by a majority of at least 75 per cent, of the votes cast;

“Global Bond”	the global bond in bearer form representing the Bonds;

“Hearing Date”	the date on which the Court shall sanction the Scheme and confirm any reduction of capital which forms part of it;

“Implementation Agreement”	the Implementation Agreement between Sabre, Travelocity Europe and lastminute.com, dated 12 May, 2005, relating, inter alia, to the implementation of the Scheme;

“Issuer” or “lastminute.com”	lastminute.com plc;

“London Stock Exchange”	London Stock Exchange plc;

“Merrill Lynch”	Merrill Lynch International;

“Notice”	the notice to convene the Bondholder Meeting set out in Part VI of this document;

“Ordinary Shares”	the ordinary shares of one penny each in the capital of lastminute.com;

“Paying and Conversion Agency Agreement”	the Paying and Conversion Agency Agreement, dated 11 September, 2003, between lastminute.com, the Trustee, the Paying and Conversion Agent and J.P. Morgan Bank Luxembourg S.A.;

“Paying and Conversion Agent”	JPMorgan Chase Bank, N.A.;

“Redemption Date”	the date which falls 14 days after the Relevant Date;

“Relevant Date”

in the case of the Scheme, the Scheme Effective Date or, if the Scheme does not become effective but a member of the Sabre Group becomes entitled to exercise rights under section 429 of the Companies Act in respect of Ordinary Shares pursuant to any takeover offer for lastminute.com by such company, the date on which it becomes so entitled;

“Sabre”	Sabre, Inc;

“Sabre Group”	Sabre Holdings Corporation and its subsidiaries and subsidiary undertakings;

“Scheme”

the scheme of arrangement under section 425 of the Companies Act between lastminute.com and the holders of the Scheme Shares to implement the Acquisition in the form set out in the Scheme Document or with or subject to any modification, addition or condition which the Court may think fit to approve or impose;

“Scheme Document”	the document despatched to shareholders (and for information to Bondholders and optionholders) dated 6 June, 2005 which sets out the terms of the Acquisition and the Scheme;

“Scheme Effective Date”	the date on which the Scheme becomes effective in accordance with its terms;

“Scheme Shares”	the Ordinary Shares in issue at the date of the Scheme Document and any Ordinary Shares issued:

(i) after the date of the Scheme Document and prior to the Voting Record Time; or

(ii)           at or after the Voting Record Time and before 6:00 p.m. on the Business Day immediately prior to the Hearing Date on terms that the holder thereof shall be bound by the Scheme or, in the case of any such shares issued prior to the adoption of the amendment to the articles of association proposed in relation to the Scheme, in respect of which the original or any subsequent holder thereof is or shall have agreed in writing to be bound by the Scheme, other than the Ordinary Shares held by Travelocity Europe or any member of the Sabre Group;

“Shareholder”	a holder of any Ordinary Share;

“Supplemental Trust Deed”	the proposed Supplemental Trust Deed to be entered into between lastminute.com and the Trustee providing for the amendment of the terms of the Trust Deed;

“TARGET System”	the Trans-European Automated Real-Time Gross Settlement Express Transfer System;

“Transfer Shares”

those Scheme Shares which are designated, by lastminute.com directors no later than 6:00 p.m. on the date immediately prior to the Hearing Date, as “Transfer Shares” for the purposes of the Scheme and which will not be cancelled but will be transferred to Travelocity Europe pursuant to the Scheme;

“Travelocity Europe”	Travelocity Europe Limited;

“Trust Deed”	the Trust Deed between lastminute.com and the Trustee dated 11 September, 2003;

“Trustee”	J.P. Morgan Corporate Trustee Services Limited;

“UBS”	UBS Limited;

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland;

“United States”	the United States of America; and

“Voting Record Time”

6:00 p.m. on 27 June, 2005 or, if the meeting of Shareholders convened by the Court pursuant to section 425 of the Companies Act, is adjourned, 6:00 p.m. on the date which is two days prior to the date of such adjourned meeting.

PART VI

lastminute.com plc
(Registered in England and Wales - No. 03852152)

NOTICE OF BONDHOLDER MEETING

ISIN: XS0176243185

€102,582,000 6.00 per cent. Convertible Bonds due 2008 (the “Bonds”)
issued by lastminute.com plc (the “Company”)

NOTICE IS HEREBY GIVEN that a meeting of the holders of the Bonds (the “Bondholders”) is convened by the Company at 11:30 a.m. on 29 June, 2005 at Arundel House, 13-15 Arundel Street, London, WC2R 3DX for the purpose of considering and, if thought fit, passing the following extraordinary resolution in accordance with the provisions of the Trust Deed dated 11 September, 2003 (the “Trust Deed”) between the Company and J.P. Morgan Corporate Trustee Services Limited as trustee for the Bondholders (the “Trustee”):

Extraordinary Resolution

“This meeting (the “Meeting”) of the holders of the outstanding €102,582,000 6.00 per cent. Convertible Bonds due 2008 (the “Bonds”) of lastminute.com plc (the “Issuer”) constituted by the Trust Deed dated 11 September 2003 (the “Trust Deed”) between the Issuer and J.P. Morgan Corporate Trustee Services Limited (the “Trustee”) as trustee for the holders of the Bonds (the “Bondholders”) hereby resolves THAT:

(1)                                  the following modifications to the terms and conditions of the Bonds be  and are hereby approved:

(A)                              the insertion in Condition 4 (Definitions) of the following definitions:

“ ‘Early Redemption Amount’ means, for each €1,000 of principal amount of the Bonds (and all unmatured Coupons in relation thereto), the amount calculated by applying the following formula, rounded to the nearest euro cent, with five one-thousands of a euro to be taken as a full euro cent:

Early Redemption Amount =

Where:

YLD = Early Redemption Yield expressed as a decimal rounded to three decimal places. The “Early Redemption Yield” will consist of the sum of (i) the arithmetic average of three mid-market quotation levels of the euro swap rate to 12 September 2008 at 3:00 p.m. (London time) on the date on which the Bondholder Resolution (as defined in the circular to Bondholders dated 6 June 2005) was passed, provided by three independent banks active in the euro interest rate market, selected by Sabre Holdings Corporation and approved by the Issuer and the Trustee expressed on an annual, actual/actual basis, compounded semi-annually; and (ii) 50 basis points;

CPN = The rate of interest payable on the Bonds expressed as a decimal;

N = The number of semi-annual interest payments with respect to the Bonds from (but not including) the Redemption Date up to and including 12 September, 2008;

S = The number of days from and including the Interest Payment Date immediately preceding the Redemption Date up to (but excluding) the Redemption Date;

DC = The number of days from and including the Interest Payment Date immediately preceding the Redemption Date up to (but excluding) the Interest Payment Date immediately following the Redemption Date;

P = principal amount of a single unit of the Bonds, i.e. €1,000;

= Summate = the term in the brackets to the right of the summation symbol is separately calculated “N” times (substituting for “K” in that term each whole number between 1 and N, inclusive), and the separate calculations are then added; and

The Early Redemption Amount shall be calculated in the manner illustrated in the circular to Bondholders dated 6 June, 2005.”

“Relevant Date” means (i) in the case of the Scheme, the Scheme Effective Date or, (ii) if the Scheme does not become effective but Sabre Holdings Corporation or one of its subsidiaries becomes entitled to exercise rights under section 429 of the Companies Act 1985 in respect of Ordinary Shares pursuant to any takeover offer for the Company by such company, the date on which it becomes so entitled;

“Redemption Date” means the date which falls 14 days after the Relevant Date;

“Scheme” means the scheme of arrangement under section 425 of the Companies Act 1985 between the Issuer and the holders of certain of its ordinary shares as set out in a document addressed to its shareholders, dated 6 June, 2005, with or subject to any modification, addition or condition which the High Court of Justice in England & Wales may think fit to approve or impose;

“Scheme Effective Date” means the date on which the Scheme becomes effective in accordance with its terms;

(B)                               the insertion in Condition 7 (Redemption and Purchase) of a new sub-Condition (b)(A) to read as follows:

“(b)(A) Mandatory redemption on Scheme becoming effective or compulsory acquisition rights under section 429 of the Companies Act 1985 becoming exercisable

On the Redemption Date, the Issuer shall redeem all but not some only of the Bonds (together with all unmatured Coupons attached thereto) for the Early Redemption Amount.  The Early Redemption Amount includes accrued interest, and no further accrued interest will be paid on the Bonds.”;

(C)                               the insertion of a new penultimate paragraph in sub-Condition 8(a) (Method of Payment):

“Payment of the Early Redemption Amount will be made against presentation and surrender of Bonds at the specified office of a Paying and Conversion Agent, by euro denominated cheque drawn on, or by transfer to a euro bank account maintained by the payee with, a bank in a city where banks have access to the TARGET System.”;

(D)                              the insertion of a new sub-Condition 6(b)(ii)(3) after the words “in lieu of such Ordinary Shares” in Condition 6 (Conversion of Bonds into Ordinary Shares and Cash Redemption):

“or (3) pursuant to the terms of the Scheme,”; and

(E)                                the insertion of a new sub-Condition 11 (b)(D) after the paragraph ending with the words “to an adjustment to the Conversion Price;” in Condition 11 (Undertakings):

“(D)                        by the issue of new Ordinary Shares paid up in full out of the reserve arising from the cancellation of certain Ordinary Shares, in each case pursuant to the terms of the Scheme;”;

(2)                                 the supplemental trust deed recording the aforementioned modifications to the terms and conditions of the Bonds to be entered into by the Company and the Trustee in the form of the draft produced to the Meeting and initialled by the chairman of the Meeting for the purposes of identification (the “Supplemental Trust Deed”) be and is hereby approved;

(3)                                 the Trustee be authorised, directed and instructed to execute the Supplemental Trust  Deed,  where  necessary with  any such  modifications,  variations  or amendments as in the opinion of the Trustee are of a formal, minor or technical nature, correct a manifest error or are not materially prejudicial to the interests of Bondholders, its approval to be conclusively evidenced by the execution of the Supplemental Trust Deed and (ii) execute all such other deeds and instruments, and do all such acts and things as may be necessary or desirable to carry out and give effect to this resolution of the Bondholders;

(4)                                 the Trustee be authorised and is directed to give its consent to the High Court of Justice in England and Wales, if so required, on the date on which that court sanctions the Scheme (as defined in the Supplemental Trust Deed) in respect of the reduction of capital forming part of the Scheme;

(5)                                 any abrogation, modification, compromise of or arrangement in respect of the rights of the Bondholders against the Company or against any of its property whether the rights arise under the Trust Deed or are otherwise involved in or proposed to be effected by the Scheme, the Supplemental Trust Deed and/or this resolution of the Bondholders and their implementation be and are hereby sanctioned and approved;

(6)                                  the Trustee is hereby discharged and exonerated from any liability in respect of any act or omission for which it may be or become responsible under the Trust Deed, the Bonds or the Coupons attaching thereto; and

(7)                                  capitalised terms used in this resolution of the Bondholders shall, save where otherwise indicated, have the meanings given to them in the Trust Deed.”

The Trustee has not been involved in the formulation of the proposals outlined in the circular accompanying this Notice and, in accordance with normal practice, it expresses no opinion on the merits of the proposals or on the Bondholder Resolution.  Bondholders should take their own advice on the merits and consequences of voting in favour of the Bondholder Resolution.

The Trustee is not responsible for the accuracy, completeness, validity or correctness of the statements made and documents referred to in the circular accompanying this Notice, including the calculation of the Early Redemption Amount referred to in the Bondholder Resolution.  However, on the basis of the information contained in the circular, the Trustee has authorised it to be stated that it has no objection to the Bondholder Resolution being put to Bondholders for their consideration, and it has given its approval to the form of this Notice.

VOTING AND QUORUM

The following is a summary of the arrangements which have been made for the purpose of Bondholders voting on the resolution of the Bondholders (the “Bondholder Resolution”) to be proposed at the Meeting.  The following arrangements satisfy the requirements of the provisions contained in the Trust Deed relating to meetings of Bondholders convened for the purpose of passing extraordinary resolutions and special quorum resolutions.  Full details of these arrangements are set out in Schedule 3 (Provisions for Meetings of Bondholders) to the Trust Deed.

(i)                                 Extraordinary Resolution

The Bondholder Resolution to be put to Bondholders at the Meeting is an Extraordinary Resolution (as defined in the Trust Deed) because it relates to a proposal by the Issuer to modify the rights of Bondholders against the Issuer and to modify the Trust Deed.  The majority required to pass an Extraordinary Resolution is at least 75 per cent. of the votes cast at the meeting.

(ii)                              Quorum

As the Bondholder Resolution relates to a proposal by the Issuer to modify the rights of Bondholders against the Issuer and to modify the Trust Deed which has the effect of modifying the maturity of the Bonds, the quorum required to pass the Bondholder Resolution is two or more Bondholders or agents present in person who together represent 75 per cent. of the principal amount of the Bonds for the time being outstanding.  Bondholders should note this special quorum requirement and should be aware that if Bondholders either present or appropriately represented at the Meeting are insufficient to form a quorum, the Bondholder Resolution cannot be formally considered at that Meeting.  Bondholders are therefore encouraged to arrange to attend or be represented at the Meeting.

If a quorum for the Bondholder Meeting is not present within 15 minutes of the time fixed for the Meeting, the Meeting will either be dissolved or be adjourned until such date, not less than 14 days nor more than 42 days later, as the chairman of the Meeting may decide.  At least 10 days’ notice will be given of any such adjourned meeting.  The quorum for any such adjourned Bondholder Meeting is two or more Bondholders or agents present in person who together represent 50 per cent. of the principal amount of the Bonds for the time being outstanding.

If the Bondholder Meeting is adjourned, the positions of those persons with beneficial interests in the Global Bond and who have submitted voting instructions will remain blocked to the order of  the Paying and Conversion Agent, JPMorgan Chase Bank, N.A., until the conclusion of the adjourned meeting (in accordance with the procedures of the relevant clearing system).  If a person with a beneficial interest in the Global Bond wishes to unblock his position, he should do so in accordance with the procedures of the relevant clearing system.

(iii)                          Voting Arrangements

Definitive Bonds and Global Bond

The following information is applicable only to those persons who hold Bonds directly, including the holder of the Global Bond.  These arrangements satisfy the requirements of the provisions contained in the Trust Deed relating to meetings of Bondholders convened for the purpose of passing extraordinary resolutions and special quorum resolutions.  Full details of these arrangements are set out in the Trust Deed.

A Bondholder may cast votes attributable to his Bonds either by attending and voting at the Meeting (or arranging for someone else to do so) or by instructing that the votes be cast in a specified manner in his absence.  Various procedures for voting at the Meeting are set out below.

(a)                                  Voting certificates

A Bondholder may attend and vote at the Meeting (or arrange for someone else to do so) by obtaining and presenting a voting certificate at the Meeting or delivering that voting certificate to the person whom he wishes to attend on his behalf.  In order to obtain a voting certificate, he must deposit the Bond in respect of which he wishes to exercise his voting rights at least 48 hours before the time fixed for the Meeting with a Paying and Conversion Agent or to the order of a Paying and Conversion Agent with a bank or other depositary nominated by the Paying and Conversion Agent for that purpose, or within the relevant time limit specified by Euroclear or Clearstream, as the case may be, request the relevant clearing system to ‘block’ the Bonds in his own account and to hold the same to the order or under the control of the Paying and Conversion Agent.  The Paying and Conversion Agent will then issue a voting certificate in respect of such bond.

Once the voting certificate has been issued, the Paying and Conversion Agent will not release a Bond until either the Meeting has concluded or (within the time limit specified by the relevant clearing system) the voting certificate has been surrendered to the Paying and Conversion Agent and, if relevant, the Paying and Conversion Agent has notified the relevant clearing system of such surrender.

(b)                                 Block voting instructions

A Bondholder may instruct that votes attributable to his Bonds be cast in a specified manner in a block voting instruction.  In order for such votes to be included in a block voting instruction, the Bondholder must, at least 48 hours before the time fixed for the Meeting either (i) deposit the Bond for that purpose with a Paying or Conversion Agent or to the order of a Paying and Conversion Agent with a bank or other depositary nominated by the Paying and Conversion Agent for that purpose or (ii) within the relevant time limit specified by Euroclear or Clearstream, as the case may be, request the relevant clearing system to ‘block’ the Bonds in his own account and to hold the same to the order or under the control of the Paying and Conversion Agent and, in either case, (iii) direct the Paying and Conversion Agent, or have a duly authorised person direct the Paying and Conversion Agent on his behalf, how those votes are to be cast.

The Paying and Conversion Agent will issue a receipt for Bonds that are deposited with the Paying and Conversion Agent or its nominee.  The block voting instruction will appoint a named person as a proxy to vote at the Meeting in respect of such Bond and in accordance with the block voting instruction.

Once a Paying and Conversion Agent has issued a block voting instruction for the Meeting in respect of votes attributable to a Bond, it will not release the Bond until either the Meeting has concluded or the Bondholder has (within the time limit specified by the relevant clearing system) surrendered to the Paying and Conversion Agent the receipt issued by the agent for such Bond at least 48 hours before the time fixed for the meeting (in which case the votes attributable to that Bond will be excluded from the block voting instruction).

Each block voting instruction must be deposited at least 24 hours before the time fixed for the Meeting at such place as the Trustee shall designate or approve, and in default it shall not be valid unless the chairman of the Meeting decides otherwise before the Meeting proceeds to business.

A vote cast in accordance with a block voting instruction shall be valid even if it or any of the Bondholder’s instructions pursuant to which it was executed has previously been revoked or amended, unless written intimation of such revocation or amendment is received from the relevant Paying and Conversion Agent by the Issuer or the Trustee at its registered office or by the chairman of the Meeting, in each case at least 24 hours before the time fixed for the meeting.

Euroclear and Clearstream Account Holders

All of the Bonds are currently represented by a Global Bond, which is held by JPMorgan Chase Bank, N.A. as common depositary for Euroclear and Clearstream.  In accordance with the usual procedures of Euroclear and Clearstream, JPMorgan Chase Bank, N.A., as Paying and Conversion Agent, will be requested to issue (a) block voting instruction(s) and voting certificates in accordance with instructions received from holders of beneficial interests in the Global Bond through Euroclear and Clearstream.

Instructions from the holders of beneficial interests in the Global Bond must be received by the deadlines which will be specified by the relevant system in its notices to participants, which will be a time prior to the deadline for the issue of the request for a block voting instructions as described above.  The proxy(ies) appointed pursuant to any block voting instructions issued will vote for or against the Bondholder Resolution only to the extent and in the manner instructed by holders of beneficial interests in Global Bond through the systems by the deadline specified by the systems.

(iv)                           Voting

Each question submitted to the Meeting will be decided on a show of hands unless a poll is demanded by the chairman, the Issuer, the Trustee or one or more persons representing two per cent, or more of the Bonds.

On a poll, every person who is present in person or who produces a Bond or voting certificate or is a proxy or corporate representative will have one vote for each €1,000 principal amount of the Bonds so produced or represented by a voting certificate so produced or for which he is a proxy or corporate representative.

The holder of the global bond will be treated as having one vote in respect of each €1,000 principal amount of the Bonds for which the global bond may be exchanged.

DISPLAY DOCUMENTS AND COPIES OF THE CIRCULAR

The Scheme Document, the Trust Deed, the Paying and Conversion Agency Agreement, the draft of the Supplemental Trust Deed and copies of the circular to Bondholders setting out the background to and reasons for the proposed  Bondholder Resolution will be available for inspection at, and may also be obtained from, the offices of Herbert Smith LLP, Exchange House, Primrose Street, London EC2A 2HS during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) up to and until the close of the Meeting, and will also be available for inspection at the place of the Meeting for at least 15 minutes prior to, and during, the Meeting.

Copies of the circular to Bondholders may also be obtained from the registered office of the Company, 39 Victoria Street, London SW1H 0EE and from Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, in each case during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) up to and until the close of the Meeting.

Euroclear and Clearstream account holders may download copies of the circular to

Bondholders from the websites of the clearing systems through which their interests are held, being Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, respectively.  Holders of beneficial interests in the Global Bond who are not account holders with Euroclear or Clearstream should contact their custodians to obtain a copy of the circular.

By order of the Board Simon Watkins Company Secretary 6 June 2005	Registered Office of lastminute.com plc: 39 Victoria Street London SW1H OEE

Registered Office of the Issuer

39 Victoria Street

London

SW1H 0EE

Trustee

J.P. Morgan Corporate Trustee Services Limited

Trinity Tower

9 Thomas More Street

London

E1W 1YT

Principal Paying and Conversion Agent

JPMorgan Chase Bank, N.A.

Trinity Tower

9 Thomas More Street

London

E1W 1YT

Paying Agents

J. P. Morgan Bank Luxembourg S.A.

6 route de Trèves

L-2633 Senningberg

(Municipality of Niederanven)

Luxembourg

1